Exhibit 10.1

CONTAINER PURCHASE AGREEMENT
Dated as of January 19, 2006
By and among
CRONOS CAPITAL CORP., a California corporation,
IEA INCOME FUND XI, L.P., a California limited partnership,
ACCESS SHIPPING CORPORATION, a California corporation,
ACCESS SHIPPING II CORPORATION, a California corporation,
and
ACCESS SHIPPING LIMITED PARTNERSHIP, a Connecticut limited partnership

TABLE OF CONTENTS

		Page

1.	DEFINITIONS.	1

2.	SALE AND PURCHASE OF THE CONTAINERS.	2

3.	CONSIDERATION FOR THE SALE; ADJUSTMENTS TO PURCHASE PRICE; REVENUE ALLOCATIONS.	2

	3.01 Consideration. 3.02 Purchase Price Adjustment. 3.03 Allocation of Revenues.	2 2 3

4.	CLOSING.	3

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.	3

5.01 Existence, Power and Authority.
5.02   Authorization.
5.03   No Conflict.
5.04   Consents.
5.05   Legal Proceedings.
5.06   Prior Management Agreements.
5.07   Title.
5.08   Compliance with Laws and Regulations.
5.09   Revenue Distributions.
5.10   Remarketing Arrangements; Bargain-Purchase Options.
5.11   Notices.
		3 3 4 4 4 4 4 4 4 5 5

6.	REPRESENTATIONS AND WARRANTIES OF BUYER.	5

	6.01 Corporate Existence, Power and Authority. 6.02 Authorization. 6.03 No Conflict. 6.04 Consents. 6.05 Legal Proceedings. 6.06 Compliance with Laws and Regulations.	5 5 5 6 6 6

7.	COVENANTS.	6

	7.01 Closing. 7.02 Sales Tax.	6 6

8.	CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE.	6

8.01 Representations, Warranties and Covenants.
8.02   No Change in Applicable Law.
8.03   Delivery of Documents.
8.04   Consents.
8.05   Satisfaction of Statutory and Regulatory Requirements.
	8.06 No Litigation.	6 6 7 7 7 7

i

EXHIBITS

LIST OF CONTAINERS	A

FORM OF BILL OF SALE	B

ii

CONTAINER PURCHASE AGREEMENT
          This CONTAINER PURCHASE AGREEMENT is entered into as of January 19, 2006, by and among CRONOS CAPITAL CORP., a California corporation (“CCC”), IEA INCOME FUND XI, L.P., a California limited partnership (“Seller”), ACCESS SHIPPING CORPORATION, a California corporation (“Access Shipping”), ACCESS SHIPPING II CORPORATION (“Access Shipping II”) and ACCESS SHIPPING LIMITED PARTNERSHIP, a Connecticut limited partnership (“Buyer”).
Recitals
     A.     Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain marine cargo shipping containers owned by Seller as more particularly described on Exhibit A attached hereto (the “Containers”), all upon and subject to the terms and conditions of this Agreement.
     B.      CCC is the general partner of Seller.
     C.      Access Shipping and Access Shipping II are the general partners of Buyer.
     D.      The Containers are under lease by one or more third party container lessees under equipment leases arranged on behalf of Seller by CCC or one of its affiliates.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, Seller, CCC, Access Shipping, Access Shipping II and Buyer agree as follows:
     1.      Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:
          “Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit B.
          “Business Day” means any day except a Saturday, Sunday, or other day on which banks in New York are authorized by law to close.
          “Closing” means the closing of the sale and purchase of the Containers contemplated by this Agreement.
          “Closing Date” means the date on which the Closing shall occur as fixed pursuant to Section 4.
          “Containers” means each of the cargo containers described on Exhibit A hereto, together with any and all appliances, parts, instruments, appurtenances, accessories and other equipment and components of whatever nature which may from time to time be incorporated or installed in or attached to any thereof and which become the property of the owner thereof under any applicable agreement or law.

          “CCL” means Cronos Containers Limited, an English company.
          “Effective Date” means January 1, 2006.
          “Net Revenues” means the revenues payable to the owner of the Containers periodically in arrears based upon the utilization of such Containers, net of expenses of operation and management fees allocated to such Containers, all such revenues and expenses to be determined on an accrual basis and not a cash basis of accounting.
          “Prior Management Agreements” means any and all lease or management agreements between Seller and CCC, CCL, or any affiliated person relating to the utilization of the Containers.
     2.      Sale and Purchase of the Containers. On the Closing Date, for the consideration provided in Section 3 and subject to the terms and conditions set forth herein, (i) Seller shall sell to Buyer the Containers, and shall assign, transfer and convey to Buyer all of its right, title and interest relating thereto from and after the Closing Date; and (ii) Buyer shall purchase the Containers from Seller. Effective as of Closing, the Prior Management Agreements shall cease to be applicable as to future periods to the Containers acquired by Buyer, and Buyer shall neither assume nor have any liability under the Prior Management Agreements.
     3.     Consideration for the Sale; Adjustments to Purchase Price; Revenue Allocations.
          3.01      Consideration. In consideration for the sale of the Containers as contemplated in Section 2, Buyer,
               (a)      delivered to Seller on January 5, 2006, a non-refundable sum of $10,000 (the “Deposit”); and
               (b)      shall, at the Closing, deliver to Seller by wire transfer of immediately available funds the sum of $1,030,579 (together with the Deposit, the “Purchase Price”).
          3.02      Purchase Price Adjustment. If the number of Containers sold by Seller to Buyer is less than the number of Containers listed on Exhibit A hereto, then and in such event Seller (or, if Seller is no longer in existence, CCC) shall refund the amount of any overpayment of the Purchase Price to Buyer within five (5) business days after CCC or CCL becomes aware of the shortfall. Upon the return of any overpayment as called for herein, Seller or CCC, as the case may be, shall be entitled to all casualty payments and sale proceeds attributable to any casualty loss or sale of a Container reported as part of a shortfall hereunder.
          3.03      Allocation of Revenues.
               (a)      The parties acknowledge that all Net Revenues accrued for all periods prior to the Effective Date shall be for the account of and belong to Seller and that all Net Revenues accrued for all periods commencing on and after the Effective Date shall be for the account of and belong to Buyer.

               (b)     Except as otherwise provided in this Section 3.03, (i) if Seller shall at any time receive any distribution, payment or other amount in respect of a Container acquired by Buyer which has become, or which may become, due and payable with respect to any period of time commencing on or after the Effective Date, or which may arise from any act, event or circumstance which occurred after that date, then Seller agrees to hold such amount in trust for the benefit of the Buyer and promptly to deliver said amount to Buyer at Closing, if received for periods after the Effective Date and on or before the Closing, or promptly after receipt if received by Seller for periods prior to the Effective Date after the Closing; and (ii) if Buyer shall receive any distribution, payment or other amount which was due and payable with respect to any period of time prior to the Effective Date, then Buyer agrees to hold such amount in trust for the benefit of Seller and promptly to deliver said amount to Seller. If CCL determines in its final reconciliation for periods ended on or prior to December 31, 2005, that Seller has received pursuant to the Prior Management Agreements an excess distribution or otherwise owes CCL any amount for such periods (any such excess or debt being referred to as a “Deficiency”), and CCL asserts against or attempts to collect from Buyer any such Deficiency, through offset or otherwise, then Seller or if, at such time, Seller has dissolved or liquidated, CCC shall, upon demand by Buyer, pay such Deficiency to CCL or reimburse Buyer if and to the extent such Deficiency is paid by or assessed against Buyer.
     4.      Closing. The Closing shall take place at the offices of Greene Radovsky Maloney & Share LLP, Four Embarcadero Center, Suite 4000, San Francisco, California, on January 19, 2006, or at such other dates, times and places as Seller and Buyer shall mutually agree. Immediately upon the Closing, Seller shall be deemed to have delivered the Containers to Buyer and Buyer shall be deemed to have accepted the Containers from Seller without any further action on the part of Buyer or Seller.
     5.      Representations and Warranties of Seller. Each of CCC and Seller represents and warrants to each of Buyer, Access Shipping and Access Shipping II as follows:
          5.01      Existence, Power and Authority. Seller is a limited partnership, duly organized and validly existing under the laws of California, and has all requisite partnership authority to enter into this Agreement, the Bill of Sale, and to consummate the transactions contemplated hereby and thereby; and CCC is a corporation validly existing and in good standing under the laws of California, and, as its general partner, has the full authority to bind Seller to this Agreement by execution hereof on its behalf.
          5.02      Authorization. The execution and delivery of this Agreement and the Bill of Sale by Seller, and the performance by Seller hereunder and thereunder, have been duly authorized by all requisite partnership or corporate action and proceedings of Seller and CCC, and in accordance with applicable provisions of their organizational documents or applicable law. This Agreement has been duly executed and delivered by Seller, and this Agreement is, and the Bill of Sale when executed and delivered will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

          5.03      No Conflict. Neither the execution and delivery of this Agreement and the Bill of Sale by Seller, nor the performance by it hereunder or thereunder, will (i) violate, conflict with or constitute a default under any provision of its limited partnership agreement or other applicable charter documents, (ii) conflict with or result in a breach of any indenture or other agreement to which Seller is a party or by which it or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, it or its properties, or (iv) constitute a violation by Seller of any law or regulation applicable to it or its properties, except in any case where such violation would not have a material adverse affect on the financial condition of Seller or its ability to perform its obligations under this Agreement.
          5.04      Consents. The execution, delivery and performance by Seller of, and the consummation of the transactions contemplated by this Agreement and the Bill of Sale do not require (i) any approval or notice to or consent of any person, or any holder of any indebtedness or obligation of any of Seller or any other party to any agreement binding on the Seller, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body.
          5.05      Legal Proceedings. There are no actions, suits or proceedings pending, or to the knowledge of Seller or CCC, threatened, against Seller or the Containers before any court, arbitrator, administrative or governmental body that, if adversely determined, would hinder or prevent Seller’s ability to carry out the transactions contemplated by this Agreement or the Bill of Sale or affect the right, title or interest of Seller in the Containers, and, to their knowledge, there is no basis for any such suits or proceedings.
          5.06      Prior Management Agreements. Effective as of the Closing Date, there shall be no Prior Management Agreements and no other agreements, letters, certificates or other documents of any kind, relating to the Containers which will be binding on Buyer or which will create a lien, charge, security interest or other encumbrance in or on the Containers or any part thereof after the Closing. To Seller’s knowledge, there are no set-offs, defenses or counterclaims available against amounts owed to Seller in respect of the operation of the Containers prior to the Effective Date. No prepayment of rent or prepayment of casualty value under the Prior Management Agreements has been made by CCL or any other party for any period subsequent to the Effective Date.
          5.07      Title. Seller is the lawful and rightful sole owner of the Containers and has good right and title to sell the same to Buyer. Seller holds, and on the Closing Date will hold, title to its Containers free and clear of all liens, charges, security interests, or other encumbrances other than the use and possessory interests of CCL and lessees in the ordinary course of business. Seller has not previously assigned any rights, title or interests of Seller in the Containers to be conveyed to Buyer pursuant hereto.
          5.08      Compliance with Laws and Regulations. The sale of the Containers by Seller will not violate any provision of any applicable laws, orders or regulations.
          5.09      Revenue Distributions. Seller shall be entitled to all Net Revenues earned (on an accrual basis) as called for under the Prior Management Agreements for all periods prior to the Effective Date. Seller has not directly or indirectly received any prepayment or distribution of Net Revenues or other distributions (including casualty payments) for any period on or after the Effective Date. As of the Effective Date, Seller has paid or satisfied all prior operating deficit balances relating to periods of allocated expenses in excess of allocated revenues, and there are no accrued deficits which could be offset against Net Revenues allocable to Buyer hereunder.
          5.10      Remarketing Arrangements; Bargain-Purchase Options. The Containers are not subject to any remarketing, residual sharing or similar agreement which would be binding upon or enforceable against Buyer or, following the sale of such Containers to Buyer hereunder, against the Containers or against the proceeds of any sale, leasing or other disposition of the Containers. No lessee of the Containers has an option to purchase the Containers.
          5.11      Notices. Seller will immediately provide to Buyer any notice received from CCL, including without limitation notice that any of the Containers has sustained an event of loss, and any notice received from CCL or any other party delivered under any Prior Management Agreement.
     6.      Representations and Warranties of Buyer. Each of Access Shipping, Access Shipping II and Buyer represents and warrants to each of Seller and CCC, as of the date hereof, as follows:
          6.01      Corporate Existence, Power and Authority. Buyer is a limited partnership duly formed and validly existing under the laws of Connecticut, and has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby; and each of Access Shipping and Access Shipping II is a corporation duly organized and validly existing under the laws of California, and, as general partner of Buyer, has the full authority to bind Buyer to this Agreement by the execution hereof on its behalf.
          6.02      Authorization. The execution and delivery by Buyer of this Agreement, and the performance by Buyer hereunder and thereunder, have been duly authorized by all requisite company action and proceedings of Access Shipping, Access Shipping II and Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally. Buyer has, and as of the Closing Date shall have, the requisite financial ability or third party financing commitment to enable it to pay the Purchase Price hereunder.
          6.03      No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer hereunder, will (i) violate, conflict with or constitute a default under any provision of Buyer’s certificate of limited partnership or limited partnership agreement, (ii) conflict with or result in a breach of any indenture or other material agreement to which Buyer is a party or by which Buyer or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or its properties, or (iv) constitute a violation by Buyer of any law or regulation applicable to Buyer or its properties.

          6.04      Consents. The execution, delivery and performance by Buyer of this Agreement do not require (i) the approval or consent of or notice to any person, or any holder of any indebtedness or obligation of Buyer or any other party to any agreement binding on the Buyer, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body.
          6.05      Legal Proceedings. There are no actions, suits or proceedings pending, or to the knowledge of Access Shipping, Access Shipping II or Buyer, threatened, against Buyer that, if adversely determined, would materially hinder or prevent Buyer’s ability to carry out the transactions contemplated by this Agreement, and, to their knowledge, there is no basis for any such suits or proceedings.
          6.06      Compliance with Laws and Regulations. The purchase of the Containers by Buyer will not violate any applicable laws, orders or regulations.
     7.      Covenants.
          7.01      Closing. Each of the parties shall use all reasonable efforts to fulfill or obtain the fulfillment of conditions set forth herein as they relate to such party on or prior to the Closing.
          7.02      Sales Tax. The parties acknowledge that the Containers are being transferred by Seller to Buyer with the intention that they be concurrently or subsequently leased by Buyer to CCC for sublease to third party container lessees under CCL’s management supervision and not used by Buyer. Accordingly, it is the expectation of the parties that the transfer contemplated by this Agreement shall be exempt from state and local sales, use, transfer or similar taxes. If, however, any such sales, use, transfer or similar tax is imposed by any state or local authority on the transfer of the Containers as contemplated herein, other than taxes based on income of Seller, Buyer shall bear and be responsible for the payment of the amount of such tax; provided, that any related interest and penalties payable with respect thereto shall be paid by Seller or by CCC if Seller has been dissolved and liquidated. Upon receipt of notice of any such tax or imposition, the party receiving the notice shall promptly provide a copy to all other parties. Any party may, at its own cost and expense, commence and participate in a contest of the validity, applicability or amount of any such tax or other imposition.
     8.      Conditions Precedent to the Obligation of Buyer to Close. The obligation of Buyer to purchase the Containers pursuant to this Agreement is subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by it; provided, however, that, to the extent that a condition waived would constitute a breach of a provision of this Agreement, the waiver of such condition shall, in addition, constitute a waiver of the breach of such provision:
          8.01      Representations, Warranties and Covenants. The representations and warranties of each of CCC and Seller contained in this Agreement shall be true in all material respects on and as of the Closing with the same force and effect as though made on and as of such Closing. Each of CCC and Seller shall have performed and complied with all covenants and agreements required by this Agreement and the Prior Management Agreements to be performed or complied with by it on or prior to the Closing. At the Closing, CCC and Seller shall deliver to Buyer a certificate, dated the Closing Date and signed by an officer of CCC, on behalf of Seller, to the foregoing effect.
          8.02      No Change in Applicable Law. No change shall have occurred after the date of execution and delivery of this Agreement in applicable law or regulations or interpretations thereof by appropriate regulatory authorities which, in the opinion of Buyer or its counsel, would make it illegal for Buyer to perform fully its obligations hereunder.
          8.03      Delivery of Documents. The following documents shall have been delivered to Buyer:
               (a)      a Bill of Sale for the Containers being sold by Seller on the Closing Date (in the form of Exhibit B attached hereto), executed by such Seller;
               (b)      (i) an Equipment Lease Agreement with Buyer executed by CCC, and (ii) an Agency and Guaranty Agreement executed by and among Buyer, CCC and CCL, both in form acceptable to Buyer governing the utilization of the Containers after the Closing Date, confirming the termination of all Prior Management Agreements, and guaranteeing CCC’s performance of the Equipment Lease Agreement;
               (c)      documents evidencing the release of any liens, encumbrances and security interests in the Containers, in form and substance satisfactory to Buyer; and
               (d)      all other agreements, instruments, certificates and other documents reasonably requested by Buyer prior to the Closing Date to effect the transactions contemplated by this Agreement.
          8.04      Consents. Any required consent or approval of CCL and any other third person to the sale and transfer of the Containers to Buyer shall have been obtained, and Buyer shall have received evidence satisfactory to it of the same, including the written consent of CCC to any collateral assignment by Buyer of its rights under the Equipment Lease Agreement in substantially the form of consent attached thereto.
          8.05      Satisfaction of Statutory and Regulatory Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled.
          8.06      No Litigation. No action or proceedings shall have been instituted nor shall any action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency, at the time of the Closing questioning the validity or legality of this Agreement or the transactions contemplated hereby or the ability of the parties hereto to consummate the transactions contemplated hereby.
     9.      Conditions Precedent to the Obligation of Seller to Close. The obligation of Seller to sell its Containers pursuant to this Agreement is subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by it;

provided, however, that, to the extent that a condition waived would constitute a breach of a provision of this Agreement, the waiver of such condition shall, in addition, constitute a waiver of the breach of such provision:
          9.01      Representations, Warranties and Covenants. The representations and warranties of each of Access Shipping, Access Shipping II and Buyer contained in the Agreement shall be true in all material respects on and as of the Closing with the same force and effect as though made on and as of such Closing. Each of Access Shipping, Access Shipping II and Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. At the Closing, Access Shipping and Access Shipping II, on behalf of Buyer, shall deliver to CCC, on behalf of Seller, a certificate, dated the Closing Date and signed by an officer of each of Access Shipping and Access Shipping II, to the foregoing effect.
          9.02      Delivery of Funds and Documents. The Purchase Price required by Section 3.01 shall have been duly delivered to CCC for the account of Seller; and Buyer shall have duly executed and delivered to CCC all other agreements, instruments, certificates and other documents reasonably requested by Seller prior to the Closing Date to effect the transactions contemplated by this Agreement.
          9.03      Satisfaction of Statutory and Regulatory Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by the Agreement shall have been fulfilled.
          9.04      No Litigation. No action or proceeding shall have been instituted nor shall any governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency, at the time of the Closing questioning the validity or legality of this Agreement or the transactions contemplated hereby or the ability of the parties hereto to consummate the transactions contemplated hereby.
     10.      Disclaimer of Warranties by Seller. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER CCC NOR SELLER SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF ANY OF THE CONTAINERS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF ANY OF THE CONTAINERS AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OF THE TRADE. Except as expressly set forth herein, each of Seller and CCC disclaims any liability to Buyer with respect to the Containers’ condition, including, without limitation, any liability in tort or arising from negligence, strict liability or for loss or interruption of use, profit or business or other consequential injury, and Buyer waives, releases, renounces and disclaims expectation of or reliance upon any such warranty or warranties.
     11.      Survival of Representations and Warranties. All representations and warranties made herein, and the agreements set forth herein, shall survive the Closing.

     12.      Further Assurances. Each of CCC, Seller, Access Shipping, Access Shipping II and Buyer agrees to execute, acknowledge, deliver, file and record, or cause to be executed, acknowledged, delivered, filed and recorded, such further documents or other papers, and to do all such things and acts, as the other parties may reasonably request in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Seller shall send Buyer, upon its receipt thereof, all payments, notices, communications and any other documents with respect to the Containers which any of them receives subsequent to the Closing Date.
     13.      Expenses. Each party shall bear its expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants. Buyer shall bear all costs associated with its own inspection and appraisal of the Containers prior to the Closing. Seller shall bear all costs associated with filing and recording the termination statements, assignments, releases and terminations described in Section 8.03(c) of this Agreement.
     14.      Brokers’ Fees. Except as disclosed by a party in writing to the other parties prior to the Closing, each of CCC and Seller (jointly and severally), on the one hand, and each of Access Shipping, Access Shipping II and Buyer, on the other, represents and warrants to the other that neither it nor any of its affiliates have incurred any obligation or liability, directly or indirectly, for brokerage or finders’ fees or agents’ commissions or like payment in connection with this Agreement or the transactions contemplated hereby, and hereby indemnifies and each holds the other harmless therefor.
     15.      Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing or transmitted electronically and shall be deemed to have been duly given when received, if personally delivered; upon confirmation of receipt (by use of “confirmation to sender” or other means), if transmitted by telecopy or by electronic or digital transmission method; or on the next business day after it is sent, if sent for overnight delivery by a recognized overnight delivery service, charges prepaid, addressed as follows:

If to Access Shipping, Access Shipping II, or Buyer, to:	Access Shipping Limited Partnership c/o Access Shipping Corporation 220 Juana Avenue San Leandro, California 94577 Attention: Charles R.F. Kremer

If to CCC or Seller, to:	Cronos Capital Corp. One Front Street, Suite 925 San Francisco, California 94111 Attention: John Kallas, Chief Financial Officer

Any party by notice given in accordance with this Section to the other parties may designate another address or person for receipt of notices hereunder.
     16.      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, modified, supplemented or terminated, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
     17.      Governing Law; Dispute Resolution. This Agreement will be governed by and construed under the laws of the State of California. Should any dispute or controversy arising from or relating to this Agreement arise between the parties that the parties are incapable of resolving themselves through good faith negotiation, then such dispute or controversy shall be submitted for resolution by JAMS in San Francisco, California, or at such other location as is agreed upon by the parties. Any dispute shall first be submitted to JAMS for mediation pursuant to the mediation services provided by JAMS. Should the dispute between the parties not be successfully mediated by JAMS within sixty (60) days of its submission (subject to any extension agreed to by the parties) then and in such event the dispute shall be submitted for binding arbitration by JAMS pursuant to the rules and practices of JAMS. Unless agreed to by the parties, the representative of JAMS who attempts to mediate any dispute between the parties shall not be the representative of JAMS who arbitrates the dispute. Judgment upon any award by the arbitrator(s) may be entered in the superior court in and for the County of San Francisco or the federal district for the Northern District of California. It is agreed that the prevailing party in any such arbitration or other action arising from or relating to this Agreement shall be entitled to reimbursement of its reasonable costs and expenses, including its attorneys’ fees. Each party consents to the exercise over it or personal jurisdiction by the arbitrator(s) selected by JAMS to resolve any dispute hereunder, and by the superior court in and for the County of San Francisco and the federal district court for the Northern District of California.
     18.      Binding Effect; Assignment. No party shall assign this Agreement to any other person without the prior written consent of all other parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder. This Agreement, the Bill of Sale, and the certificates, schedules, annexes and other documents executed and delivered at or before the Closing in connection herewith are the complete agreement of the parties regarding the subject matter hereof and thereof and supersede all prior understandings (written or oral), communications and agreements.

     19.      Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     20.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the remainder of such provision and the remaining provisions of this Agreement shall be interpreted, to the maximum extent possible, so as to conform to the original intent of this Agreement.
     21.      Indemnities.
               (a)      Access Shipping, Access Shipping II and Buyer jointly and severally will indemnify and hold Seller and CCC harmless from any liability, loss, cost or expense (“Claim”), including reasonable attorneys’ fees, which shall result from (i) the incorrectness of any representation or breach of any warranty of Access Shipping, Access Shipping II or Buyer contained in this Agreement or in any other agreement, instrument, certificate or other document delivered by Access Shipping, Access Shipping II or Buyer pursuant hereto; or (ii) a breach by Access Shipping, Access Shipping II or Buyer of any of its covenants or agreements contained in this Agreement, any other agreement, instrument, certificate or other document delivered by Access Shipping, Access Shipping II or Buyer in connection with the transactions contemplated by this Agreement. Upon payment of such indemnity, Access Shipping, Access Shipping II or Buyer, as the case may be, shall be subrogated to the indemnitee’s rights against any third parties respecting the Claims. Anything contained in this Agreement to the contrary notwithstanding, neither Access Shipping, Access Shipping II or Buyer shall be required to indemnify Seller if and to the extent Seller is indemnified and fully compensated for its Claim by a third party.
               (b)      CCC and Seller jointly and severally will indemnify and hold Buyer, Access Shipping and Access Shipping II harmless from any Claim, including reasonable attorneys’ fees, which shall result from (i) the incorrectness of any representation or breach of any warranty of CCC or Seller contained in this Agreement or in any certificate or other document delivered by CCC or Seller pursuant hereto; (ii) a breach by CCC or Seller of any of its covenants or agreements contained in this Agreement, any other agreement, instrument, certificate or other document delivered by CCC or Seller in connection with the transactions contemplated by this Agreement; or (iii) any Claim or legal proceedings with respect to any Containers (or any part thereof) arising or relating to any period prior to and including the Closing Date, including Claims of limited partners in Seller or other third parties based upon or arising out of Seller’s ownership, management, disposition or sale of the Containers. Upon payment of such indemnity, CCC or Seller, as the case may be, shall be subrogated to Buyer’s rights against any third parties respecting the Claims.
               (c)      A party seeking indemnification pursuant to Sections 21(a) or (b) above (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any Claim, or the commencement of any action, suit or proceeding, in respect of which indemnification may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party; provided, however, that such defense is conducted with counsel mutually satisfactory to the Indemnified Party and the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall consult with each other regarding the conduct of such defense. The Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense (except that the Indemnifying Party shall pay the fees and expenses of such counsel to the extent the Indemnified Party reasonably concludes that there is a conflict of interest between the Indemnified Party and the Indemnifying Party), separate from counsel employed by the Indemnifying Party in any such action. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any Claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall not be liable under Sections 21(a) or 21(b) for any settlement effected without its written consent (as contemplated above) for any Claim, litigation or proceeding in respect of which indemnity may be sought hereunder. No Claim for indemnification, except Claims based on (i) a breach of the representations contained in Section 5.07 hereof or (ii) the assessment of taxes, interests or penalties contemplated in Section 7.02 hereof, may be first initiated or asserted by any Indemnified Party against any Indemnifying Party (including CCC) after the second anniversary of the Closing Date; notwithstanding the foregoing, no Claim for indemnification may be initiated or asserted against Seller after the Closing Date.
               (d)      Each of the parties (i) acknowledges that under the Prior Management Agreements the owner of the Containers may be indemnified and insured for various liabilities, casualties and losses, and (ii) agrees that (as between Seller and Buyer) each party hereto shall be entitled to enforce and collect such indemnities and insurance directly from the indemnitor or insurer to the extent arising from a loss suffered by such party because of its interest, or prior interest, as owner of the Containers.
     22.      Headings; Table of Contents. The headings and the Table of Contents contained in this Agreement are for convenience of reference only, and shall not effect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Buyer:	Access Shipping II:

ACCESS SHIPPING LIMITED PARTNERSHIP, a Connecticut limited partnership	ACCESS SHIPPING II CORPORATION, a California corporation

By: ACCESS SHIPPING CORPORATION, its general partner

By: /s/ Charles R. F. Kremer	By: /s/ Charles R. F. Kremer

Charles R. F. Kremer, President	Charles R. F. Kremer, President

By: /s/ Andrew Loft

Andrew Loft, Secretary

By: /s/ Andrew Loft

Andrew Loft, Secretary	Seller:
IEA INCOME FUND XI, L.P.

By: ACCESS SHIPPING II CORPORATION, its general partner	By: CRONOS CAPITAL CORP., its general partner

By: /s/ Charles R. F. Kremer	By: /s/ Dennis J. Tietz

Charles R. F. Kremer, President	Dennis J. Tietz, President

By: /s/ Andrew Loft	By: /s/ John Kallas

Andrew Loft, Secretary	John Kallas, Chief Financial Officer

Access Shipping:

ACCESS SHIPPING CORPORATION, a California	CCC:
corporation

CRONOS CAPITAL CORP.
By: /s/ Charles R. F. Kremer	By: /s/ Dennis J. Tietz

Charles R. F. Kremer, President	Dennis J. Tietz, President

By: /s/ Andrew Loft	By: /s/ John Kallas

Andrew Loft, Secretary	John Kallas, Chief Financial Officer

Exhibit A
List of Containers
[omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit B
Bill of Sale

Exhibit B
Form of Bill of Sale
     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IEA INCOME FUND XI, L.P., a California limited partnership (“Seller”) does hereby sell, assign and transfer unto ACCESS SHIPPING LIMITED PARTNERSHIP, a Connecticut limited partnership (“Buyer”), and its successors and assigns, all right, title and interest of Seller in and to the marine cargo containers and related equipment listed on Schedule 1 attached hereto (the “Equipment”) to have and to hold the same unto Buyer, its successors and assigns, forever.
     Seller hereby warrants that it has good and marketable title to the Equipment, and that Seller’s title thereto is free and clear of all liens, charges, security interests, or other encumbrances other than the use and possessory rights of third party lessees as contemplated under Seller’s lease or management agreements with Cronos Containers Limited, an English company.
     This Bill of Sale is being delivered in connection with the Container Purchase Agreement between Seller, Cronos Capital Corp., a California corporation, Access Shipping Corporation, a California corporation, Access Shipping II Corporation, a California corporation and Buyer dated as of January 19, 2006 (the “Purchase Agreement”). EXCEPT FOR THE WARRANTY OF TITLE SET FORTH IN THIS BILL OF SALE AND THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THE PURCHASE AGREEMENT, THE EQUIPMENT IS BEING SOLD TO BUYER BY SELLER “AS-IS” “WHERE-IS”, WITHOUT ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED, AND SELLER SHALL NOT, BY VIRTUE OF HAVING SOLD THE EQUIPMENT HEREWITH, BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF ANY OF THE CONTAINERS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF ANY OF THE CONTAINERS AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OR THE TRADE.
[Signature page follows.]

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     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the ___ day of January, 2006.

Seller: IEA INCOME FUND XI, L.P., By: CRONOS CAPITAL CORP., its general partner
By:
Dennis J. Tietz, President

And:
John Kallas, Chief Financial Officer

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Schedule 1
to
Bill of Sale
List of Equipment